Exhibit 99.1

Opexa Therapeutics, Inc. Announces Closing of Partial Exercise of Underwriters’ Option to Purchase Additional Shares of Common Stock

THE WOODLANDS, Texas--(BUSINESS WIRE)--September 4, 2013--Opexa Therapeutics, Inc. (NASDAQ: OPXA), a biotechnology company developing Tcelna®, a patient-specific T-cell immunotherapy for the treatment of multiple sclerosis (MS), today announced the closing of the partial exercise of the over-allotment option granted to the underwriters to purchase an additional 650,000 shares of its common stock, at a price to the public of $1.50 per share, in connection with the Company’s recently announced underwritten public offering of 12,000,000 shares of common stock, bringing total gross proceeds from the offering to $18,975,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

Aegis Capital Corp. acted as sole book-running manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 7, 2013. The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering are available on the SEC’s website at http://www.sec.gov. Copies of the prospectus may also be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, via telephone at (212) 813-1010, or via email at prospectus@aegiscap.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Opexa

Opexa’s mission is to lead the field of Precision Immunotherapy™ by aligning the interests of patients, employees and shareholders. The Company’s leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of Secondary Progressive MS. Tcelna is derived from T-cells isolated from the patient’s peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin.

About Multiple Sclerosis (MS)

Multiple Sclerosis is a chronic, inflammatory condition of the central nervous system and is the most common, non-traumatic, disabling neurological disease in young adults. It is estimated that approximately two million people have MS worldwide.

While symptoms can vary, the most common symptoms of MS include blurred vision, numbness or tingling in the limbs and problems with strength and coordination. The relapsing forms of MS are the most common. The Secondary Progressive form of MS represents about a third of the MS patient population.

About Tcelna

Tcelna® is a potential personalized therapy that is under development to be specifically tailored to each patient's disease profile. Tcelna is manufactured using ImmPath™, Opexa's proprietary method for the production of a patient-specific T-cell immunotherapy, which encompasses the collection of blood from the MS patient, isolation of peripheral blood mononuclear cells, generation of an autologous pool of myelin-reactive T-cells (MRTCs) raised against selected peptides from myelin basic protein (MBP), myelin oligodendrocyte glycoprotein (MOG) and proteolipid protein (PLP), and the return of these expanded, irradiated T-cells back to the patient. These attenuated T-cells are reintroduced into the patient via subcutaneous injection to trigger a therapeutic immune system response.

Opexa is currently conducting a Phase IIb study of Tcelna. Named “Abili-T,” the trial is a randomized, double-blind, placebo-controlled clinical study in patients who demonstrate evidence of disease progression with or without associated relapses. The trial is expected to enroll 180 patients at approximately 30 leading clinical sites in the U.S. and Canada with each patient receiving two annual courses of Tcelna treatment consisting of five subcutaneous injections per year. The trial’s primary efficacy outcome is the percentage of brain volume change (atrophy) at 24 months. Study investigators will also measure several important secondary outcomes commonly associated with MS, including disease progression as measured by the Expanded Disability Status Scale (EDSS), annualized relapse rate and changes in disability as measured by EDSS and the MS Functional Composite.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

CONTACT:
Opexa Therapeutics, Inc.
Karthik Radhakrishnan
281.775.0600
kradhakrishnan@opexatherapeutics.com